As filed with the Securities and Exchange Commission on February 13, 2024

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TPT Global Tech, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	81-3903357
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

501 West Broadway, Suite 800 San Diego, CA	92101
(Address of Principal Executive Offices)	(Zip Code)

2024 TPT Global Tech, Inc. Stock Option, Compensation, and Award Incentive Plan

(Full Title of the Plan)

Stephen J. Thomas, III

Chief Executive Officer

501 West Broadway, Suite 800

San Diego, CA 92101

(Name and Address of Agent For Service)

(619) 301-4200

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	3,500,000,000	$0.0004	$1,400,000	$206.64

___________________

(1)	This Registration Statement relates to the stock awards that may be issued under the 2024 TPT Global Tech, Inc. Stock Option, Compensation, and Award Incentive Plan (the “Plan”)
(2)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated based on the five-day average high ($0.0004) and low ($0.0003) sale prices of the Registrant’s common stock on the OTCQB on February 9, 2024, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement is being filed by TPT Global Tech, Inc. (the “Registrant”) to register an additional 3,500,000,000 shares of its common stock, $0.001 par value per share (the “Common Stock”), issuable to eligible individuals under the Registrant’s Amended and Restated 2024 TPT Global Tech, Inc. Stock Option, Compensation, and Award Incentive Plan, such shares which are in addition to the (a) 1,000,000 shares of Common Stock registered on the Registrant’s Form S-8 filed on September 25, 2020 (File No. 333-249040), (the “Prior Registration Statement”).

The additional securities to be registered by this Registration Statement are of the same class as those securities covered by the Prior Registration Statement. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement is incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to the individuals who participate in the 2024 TPT Global Tech, Inc. Stock Option, Compensation, and Award Incentive Plan in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees or consultants pursuant to Rule 428(b) or additional information about the Registrant’s 2024 TPT Global Tech, Inc. Stock Option, Compensation, and Award Incentive Plan are available without charge by contacting: TPT Global Tech, Inc., 501 West Broadway, Suite 800, San Diego, CA 92101 or by calling (619) 301-4200.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s latest annual reports, quarterly reports and reports on Form 8-K as follows:

Filings	Filed/Effective
8-K	2/6/24
10-Q	12/15/2023
8-K	11/9/2023
8-K	10/31/2023
10-Q	10/27/2023
8-K	10/19/2023
8-K	9/20/2023
8-K	9/12/2023
8-K	8/30/2023
8-K	8/4/2023
8-K	8/2/2023
10-Q	7/5/2023
10-K	5/16/2023
8-K	4/3/2023
8-K	2/24/2023

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the Registrant’s registration statement on Form S-1 filed under the Exchange Act on December 15, 2017 (File No. 333-222094), including any amendment or report filed for the purpose of updating such description.

(d) The audited annual financial statements of TPT Global Tech, Inc. as at and for the years ended December 31, 2022 and 2021 and the report of the independent registered public accounting firm thereon contained on pages F-34 through F-73 of the Registrant’s registration statement on Form S-1 as filed with the Commission on February 13, 2024 (File No. 333-277030);

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor any other document or information deemed to have been furnished and not filed in accordance with Commission rules.

We will provide you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

TPT Global Tech, Inc.

501 West Broadway, Suite 800

San Diego, CA 92101

(619) 301-4200

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Christen Lambert has opined as to the legality of the securities being offered by this registration statement and has no interest in the shares of the Company.

Our consolidated financial statements as of and for the years ended December 31, 2022 and 2021 incorporated by reference in this reoffer prospectus and registration statement have been audited by Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, as set forth in its report hereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.

The Florida Statutes requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Florida Statutes permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of us and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Florida Statutes prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Florida Statutes may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Florida Statutes also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

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According to our bylaws, we are authorized to indemnify our directors to the fullest extent authorized under Florida Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Exhibit Number	Description
3.1	Articles of Incorporation of Chatham International, Inc. (9.30.96)	(1)
3.2	Articles of Incorporation of Cornerstone Capital, Inc. (12.30.98)	(1)
3.3	Articles of Amendment of Art, Music & Entertainment, Inc. - name change to Global Assets & Services, Inc. (7.30.01)	(1)
3.4	Articles of Merger- Global Assets & Services. Inc. and SDE 3, Inc. (1.17.02)	(1)
3.5	Articles of Amendment of Global Assets & Services, Inc.- name change to Jointland Development, Inc. (12.27.04)	(1)
3.6	Articles of Amendment of Jointland Development, Inc. -Article IV amendment (4.5.10)	(1)
3.7	Articles of Amendment of Jointland Development, Inc.- name change to Gold Royalty Corp. (10.19.10)	(1)
3.8	Articles of Amendment of Gold Royalty Corp.- new name Reuben Cannon Entertainment, Inc. (8.24.12)	(1)
3.9	Articles of Amendment of Gold Royalty Corp.- new name Ally Pharma US, Inc. (10.31.12)	(1)
3.10	Articles of Amendment of Ally Pharma US, Inc.- new name TPT Global Tech, Inc.	(1)
3.11	Articles of Amendment of TPT Global Tech, Inc. - Preferred Stock Series A & B (2.6.15)	(1)
3.12	Articles of Amendment of TPT Global Tech, Inc. – (9.16.21)	(2)
3.13	Articles of Amendment of TPT Global Tech, Inc. – (2.11.22)	(3)
3.14	Articles of Amendment to Articles of Incorporation – September 30, 2019	(4)
3.15	Articles of Amendment to Articles of Incorporation – July 5, 2022	(4)
3.16	Articles of Amendment to Articles of Incorporation – March 20, 2022	(4)
3.17	Articles of Amendment to Articles of Incorporation – January 2, 2022	(4)
3.18	Articles of Amendment to Articles of Incorporation – March 20, 2022	(4)
3.19	Articles of Amendment to Articles of Incorporation – September 30, 2023	(5)
3.20	Articles of Amendment to Articles of Incorporation – February 14, 2023	(6)
3.21	Articles of Amendment to Articles of Incorporation – February 1, 2024	(7)
3.22	Bylaws of TPT Global Tech, Inc.	(1)
4.1	2017 TPT Global Tech, Inc. Stock Option and Award Incentive Plan	(1)
4.2	2024 TPT Global Tech, Inc. Stock Option, Compensation, and Award Incentive Plan	(7)
5.1	Opinion of Christen Lambert, counsel to the Registrant	*
23.1	Consent of Christen Lambert (included in Exhibit 5.1)	*
23.2	Consent of Sadler, Gibb & Associates, LLC, independent registered public accounting firm	*
24.1	Power of Attorney (included on the signature pages of this registration statement)	*
107	Filing Fee Table	*

*	Filed Herewith
(1)	Incorporated by reference to the exhibits to the Registrant’s Registration Statement on Form S-1 (File No. 333-222094) filed with the Securities and Exchange Commission on December 15, 2017.
(2)	Incorporated by reference to the exhibits to the Form 8-K filed with the Securities and Exchange Commission on September 17, 2021.
(3)	Incorporated by reference to the exhibits to the Form 8-K filed with the Securities and Exchange Commission on February 14, 2022.
(4)	Incorporated by reference from the exhibits included in the Company’s Form 8-K dated July 20, 2022.
(5)	Incorporated by reference from the exhibits included in the Company’s Form 8-K dated September 22, 2022.
(6)	Incorporated by reference from the exhibits included in the Company’s Form 8-K dated February 24, 2023.
(7)	Incorporated by reference from the exhibits included in the Company’s Form 8-K dated February 6, 2024.

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Item 9. Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on this 13th day of February, 2024.

TPT GLOBAL TECH, INC.

By:	/s/ Stephen J. Thomas, III
Stephen J. Thomas, III
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of TPT Global Tech, Inc., hereby severally constitute and appoint Stephen J. Thomas, III and Gary L. Cook, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable TPT Global Tech, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J. Thomas, III	Chief Executive Officer and Director	February 13, 2024
Stephen J. Thomas, III	(Principal Executive Officer)

/s/ Gary L. Cook	Chief Financial Officer	February 13, 2024
Gary L. Cook	(Principal Financial and Accounting Officer)

/s/ Richard Eberhardt	Director	February 13, 2024
Richard Eberhardt

/s/ Arkady Shkolnik	Director	February 13, 2024
Arkady Shkolnik

/s/ Reginald Thomas	Director	February 13, 2024
Reginald Thomas

/s/ John F. Wharton	Director	February 13, 2024
John F. Wharton

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